Exhibit(p) (21)

General Procedures	1

Personal Investment Transactions	3
Overview	3
General Principles Regarding Securities Transactions	3
Preclearance Procedures	5
Trading Restrictions	6
Securities Or Transactions Exempt From Personal Investment Transactions Policy	9
Accounts In Which TCW Funds Are To Be Held	15
Reporting Of Transactions	16
Initial Holdings Reports	16
Broker Statements and Trade Confirmations	16
Quarterly Reports	17
Annual Holdings Reports	17
Annual Compliance Certification	17

Policy Statement On Insider Trading	19
TCW Policy On Insider Trading	20
Trading Prohibition	20
Communication Prohibition	20
What Is Material Information?	20
What Is Non-Public Information?	22
What Are Some Examples Of How TCW Personnel Could Obtain Inside Information And What You Should Do In These Cases?	22
Board of Directors Seats or Observation Rights	23
Deal-Specific Information	24
Creditors’ Committees	25
Information About TCW Products	26
Contacts with Public Companies	27
What Is The Effect Of Receiving Inside Information?	28
Does TCW Monitor Trading Activities?	29
Penalties And Enforcement By SEC And Private Litigants	29

i

What You Should Do If You Have A Question About Inside Information?	30
Chinese Wall Procedures	30
Identification Of The Walled-In Individual Or Group	30
Isolation Of Information	31
Restrictions on Communications	31
Restrictions on Access to Information	31
Trading Activities By Persons Within The Wall	32
Termination Of Chinese Wall Procedures	32
Certain Operational Procedures	35

Certain Operational Procedures	35
Maintenance of Restricted List	35
Exemptions	36
Consent to Service on Board of Directors and Creditors’ Committees	36

Gifts, Payments & Preferential Treatment	37
Gifts And Entertainment Received By Employees	37
Gifts	37
Entertainment	37
Approvals	38
Gifts And Entertainment Given By Employees	40
Approvals	40
Special Rule For Registered Persons Of TFD	41
Gifts And Entertainment Given To Unions And Union Officials	41
Other Codes Of Ethics	42

Outside Activities	43
Outside Employment	43
Service As Director	44
Fiduciary Appointments	44
Compensation, Consulting Fees And Honorariums	45
Participation In Public Affairs	45
Serving As Treasurer Of Clubs, Churches, Lodges	46

ii

Political Activities & Contributions	47
Introduction	47
Overview	47
Policy On Political Activities And Contributions	49
General Rules	49
General Prohibitions	50
Rules for Individuals	51
Responsibility For Personal Contribution Limits	51
Political Activities on Firm Premises and Using Firm Resources	52
Federal, State, And Local Elections	52
On Premises Activities Relating To Federal Elections	53
Volunteers Who Are Of Subordinate Rank	53
On Premises Activities Relating To State And Local Elections	54
Rules for TCW	54
Federal Elections	54
Contributions To State And Local Candidates And Committees	54

Other Employee Conduct	55
Personal Financial Responsibility	55
Personal Loans	55
Taking Advantage Of A Business Opportunity That Rightfully Belongs To The Firm	55
Disclosure Of A Direct Or Indirect Interest In A Transaction	56
Corporate Property Or Services	56
Use Of TCW Stationery	56
Giving Advice To Clients	56

iii

Confidentiality	57

Exemptive Relief	58

Sanctions	59

Reporting Illegal Or Suspicious Activity— “Whistleblower Policy”	60
Policy	60
Procedure	60

Annual Compliance Certification	63

Glossary	64

iv

General Procedures

General Procedures

The TCW Group, Inc. is the parent of several companies that provide investment advisory services to investment companies, corporate and governmental pension funds, and other institutions and individuals. As used in this Code of Ethics, the Firm refers to The TCW Group, Inc., TCW Advisors, and Trust Company of the West.

This Code of Ethics is based on the principle that the officers, directors and employees of the Firm owe a fiduciary duty to, among others, the Firm’s clients. In consideration of this fiduciary duty, you should conduct yourself in all circumstances in accordance with the following general principles:

•	You must at all times place the interests of the Firm’s clients before your own interests.

•

You must conduct all of your personal investment transactions consistent with this Code of Ethics and in such a manner that avoids any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

•	You must adhere to the principle that information concerning the identity of security holdings and financial circumstances of clients is confidential.

•	You must comply with those applicable federal securities laws and Firm policies that are issued from time to time and are applicable to your group.

•

Communications with clients or prospective clients should be candid and fulsome. They should be true and complete and not mislead or misrepresent. This applies to all marketing and promotional materials.

•	Independence in investment-decision making should be paramount.

•	Decisions affecting clients are to be made with the goal of providing equitable and fair treatment among clients.

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General Procedures

The effectiveness of the Firm’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules.

Although determining what behavior is necessary or appropriate sometimes is difficult when adhering to these general principles, this Code of Ethics contains several guidelines for proper conduct. The Firm values its reputation for integrity and professionalism. The Firm’s reputation is its most valuable asset. The actions of Access Persons should be consistent and in furtherance of this reputation.

Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code of Ethics, in addition to the specific guidelines and examples set forth below. If you are uncertain about whether a real or apparent conflict exists between your interests and those of the Firm’s clients in any particular situation, you should consult the General Counsel or Chief Compliance Officer immediately. Violations of this Code of Ethics constitute grounds for disciplinary actions, including dismissal.

In any situation in which an approval is required for an individual designated under this Code of Ethics to give approvals, such individual may not be one of the approving persons.

Each Access Person has received this Code of Ethics and any amendments thereto.

2

Personal Investment Transactions

Personal Investment Transactions

Overview

Laws and ethical standards impose on the Firm, its employees and its directors duties to avoid conflicts of interest between their personal investment transactions and transactions the Firm makes on behalf of its clients. In view of the sensitivity of this issue, avoiding even the appearance of impropriety is important. The following personal investment transaction policies are designed to reduce the possibilities of such conflicts and inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, the Firm’s restrictions on personal investment transactions apply to all Access Persons. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted by the Approving Officers or unless he or she falls within a class exempted by the Approving Officers.1 Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties and access to Firm information.

This policy governs your investments in Securities.

General Principles Regarding Securities Transactions

No Access Person or Firm director may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have a beneficial interest, including:

•	Any Security that the Firm is buying or selling for its clients, until such buying or selling is completed or canceled.

•	Any Security that to his or her knowledge is under active consideration for purchase or sale by the Firm for its clients.

The term “beneficial interest” is defined by rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in Securities held in the name of:

•	a husband, wife, or domestic partner,

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Personal Investment Transactions

•	a minor child,

•	a relative or significant other sharing the same house, and

•	anyone else if the Access Person:

•	obtains benefits substantially equivalent to ownership of the Securities,

•	can obtain ownership of the Securities immediately or within 60 days, or

•	can vote or dispose of the Securities.

An example of an Access Person having a “beneficial interest” includes trades in a relative’s brokerage account if the Access Person is authorized to do trades for that brokerage account, regardless of whether the Access Person actually does trades. Whether you have a beneficial interest in the Securities of a relative or significant other sharing the same house can be rebutted only under very limited facts and circumstances. If you believe your situation is unique and therefore rebuts the presumption of beneficial interest, you must contact the Personal Securities Administrator who will coordinate obtaining an approval from the Approving Officers.

If you act as a fiduciary with respect to funds and accounts managed outside of the Firm (e.g., if you act as the executor of an estate for which you make investment decisions), you will have a beneficial interest in the assets of that fund or account. Accordingly, any Securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth above. You should review the restrictions on your ability to act as a fiduciary outside of the Firm set forth under Outside Activities—Fiduciary Appointments below.

Under the definition of “beneficial interest,” persons other than Firm personnel may have to comply with this Code of Ethics, including, but not limited to, spouses. The pertinent Firm Access Person should make sure that the outside person is familiar with the requirements. Violations by the outside person constitute violations by the Firm Access Person.

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Personal Investment Transactions

Preclearance Procedures

Each Access Person must obtain preclearance for any personal investment transaction in a Security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the Security. Preclearance is not necessary for Exempt Securities and Non-Discretionary Accounts.

Note that while preclearance is not required for Non-Discretionary Accounts, certain Non-Discretionary Accounts are subject to some of the reporting requirements specified below. Separate certification procedures will apply for Securities transactions executed on behalf of Outside Fiduciary Accounts in lieu of preclearance

The Firm uses an online personal securities compliance system. This system can be accessed from any location via the Internet at http://tcw.starcompliance.com. All requests and reports must be made through the system. You must obtain preclearance for all non-exempt Securities transactions by logging on to http://tcw.starcompliance.com and filing a PTAF. You will be required to supply certain key information and to make certain certifications each time you trade a Security, such as that you have no knowledge that the Security is under active consideration for purchase or sale by the Firm for its clients. The instructions for filing a PTAF in any particular situation are available on the Firm’s myTCW intranet site. For other personal Securities questions, contact the Personal Securities Administrator at ext. 0467 or by e-mail at psa@tcw.com.

You must complete an approved Securities transaction by 1:00 p.m. Los Angeles time or 4:00 p.m. New York time the business day following the day that you obtain preclearance. If the transaction is not completed within these time constraints, you must obtain a new preclearance, including one for any uncompleted portion of the transaction, or if you do not obtain a new preclearance, you must cancel the unexecuted portion of the transaction. This may significantly impede the use

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Personal Investment Transactions

of limit orders, which if used, must be structured in adherence with the preclearance time limits. Post-approval is not permitted under this Code of Ethics. If the Firm determines that you completed a trade before approval or after the clearance expires, you will be considered to be in violation of the Code of Ethics.

Note that preclearance ordinarily will be given on the day you request it if it is received before the daily processing cutoffs of 6:30 a.m. or 10:30 a.m. Los Angeles time and 9:30 a.m. or 1:30 p.m. New York time.

You also must obtain preclearance from the Approving Officers to open a personal Firm separately managed account. Written records of the authorization will be maintained by the Legal Department.

Trading Restrictions

In addition to the more general restrictions discussed above, the Firm has adopted other restrictions on personal investment transactions.

Remember these are limits on what you can do directly or indirectly, for your own account or for any account in which you may have a “beneficial interest.” Except as otherwise noted below, the trading restrictions do not apply to Outside Fiduciary Accounts.

No Access Person may:

•	Enter into an uncovered short sale.

•	Write an uncovered option.

•	Acquire any non-exempt Security in an IPO (remember that under FINRA rules, you also may be prohibited from participating in any IPO).

•	Purchase Securities offered in a hedge fund, other Private Placements, or other Limited Offering (other than those sponsored by the Firm) without the prior approval from the Approving Officers.

•

Requests for approval are made by submitting an online PTAF at http://tcw.starcompliance.com. When considering approval of the online request, the Approving Officers will take into consideration whether the investment opportunity you have been offered should be reserved for the Firm’s clients and whether the opportunity is

6

Personal Investment Transactions

being offered to you by virtue of your position with the Firm. If you or your department wants to purchase on behalf of a Firm client the Security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the Securities of that issuer through Private Placements, you must first disclose your interest to an Approving Officer. In such an event, the Approving Officers will independently review the proposed investment decision. Written records of any such circumstance should be sent to the Personal Securities Administrator.

•	Requests for transfers of interest in Firm-sponsored Private Placements, other than estate planning or those that are court-mandated, require pre-approval from the Approving Officers.

•

Purchase or sell any Security that is subject to a firm-wide restriction or a department restriction by his or her department. An exemption to trading a restricted list security may be granted under certain conditions, such as when the request occurs outside of a restricted time window period or is confirmed not to violate Chinese Walls, or when the purchase will not violate agreements with issuers or not exceed regulations relating to quantities of the Security that may be held by the Firm.

•	Purchase or otherwise acquire any third-party mutual fund advised or sub-advised by the Firm (For a list of those mutual funds, see Prohibited Third-Party Mutual Funds).

•

Have more than four Roundtrip Trades in the TCW Funds, other than the TCW Money Market Fund, in a calendar year. This in effect means that LIFO (last in, first out) applies for matching purposes. Also, the dollar amount of the purchase and the redemption do not need to match or even correlate with one another for a Roundtrip Trade to occur. Pre-instructed transactions that occur automatically following the instruction (“Auto-Trades”), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs, are not considered to be a purchase or sale for the purpose of determining whether a Roundtrip Trade has occurred.

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Personal Investment Transactions

•

Redeem shares of a TCW Fund within 15 calendar days of the purchase of a share in that TCW Fund (other than the TCW Money Market Fund or an Auto-Trade) period (60 calendar days for Investment Personnel – see below).

•	Make more than one reallocation in the TCW Profit Sharing and Savings Plan (“TCW 401(k) Plan”) or the TCW Deferred Compensation Plan per calendar quarter.

•	Make more than one reallocation in the TCW 401(k) Plan or the TCW Deferred Compensation Plan within a 15 calendar day period [60 calendar days for Investment Personnel – see below].

Note that the redemption fees imposed by any TCW Fund will be applicable to transactions in the TCW 401(k) Plan or the TCW Deferred Compensation Plan.

Investment Personnel who either manage or otherwise provide advice or execution services for a registered investment company (including the TCW Funds) may not:

•	Redeem shares of a TCW Fund within 60 calendar days of the purchase of a share in that TCW Fund (other than the TCW Money Market Fund or an Auto-Trade).

•	Make more than one reallocation in the TCW 401(k) Plan or the TCW Deferred Compensation Plan within a 60 calendar day period.

•

Profit from the purchase or sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. This applies to any Security, whether or not it is held in any client portfolio at the Firm. A LIFO system will be used to match transactions (meaning most recent purchases will be matched against a given sale). You also should note that this prohibition would effectively limit the utility of options trading and short sales of Securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades will be subject to disgorgement. Note, however, that if you receive preclearance for a purchase or sale of an ETF, that transaction will automatically be deemed exempt from this 60 calendar day requirement.

Because of the Firm’s portfolio management support structure, securities analysts and securities traders should assume that they are subject to the trading

8

Personal Investment Transactions

restrictions unless they have received specific confirmation to the contrary from the Chief Compliance Officer. Note that a person’s status or duties may change that could result in him or her subsequently being subject to trading restrictions. If you have any questions resulting from such a change, consult with the Personal Securities Administrator.

Additionally, no portfolio manager may:

•

Purchase or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days BEFORE that Security is bought or sold on behalf of any Firm client for which the portfolio manager serves as portfolio manager. Violation of this prohibition will require reversal of the transaction, and any resulting profits will be subject to disgorgement.

•

Purchase any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days after that Security is sold or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is bought on behalf of any Firm client for which the portfolio manager serves as portfolio manager.

•

In addition, any portfolio manager who manages a registered investment company may not purchase or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is bought or sold on behalf of a registered investment company for which the portfolio manager serves as investment manager. Violation of these prohibitions will require reversal of the transaction and any resulting profits will be subject to disgorgement.

Any profits required to be disgorged will be given to a charity under the Firm’s direction.

Securities Or Transactions Exempt From Personal Investment Transactions Policy

The following reference table summarizes the preclearance and reporting requirements for Securities or transactions that are exempt from some aspects of the personal investment transactions policy.

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Personal Investment Transactions

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report

U.S. Government Securities (defined only as direct obligations of the U.S. Government, not as agency, state, municipal, or other local obligations).	No	No	No

Bank Certificates of Deposit.	No	No	No

Bankers’ Acceptances.	No	No	No

High quality short-term debt instruments (investment grade, maturity not greater than 13 months) including commercial paper, repurchase agreements, variable rate municipal bonds and other securities that are cash equivalents determined by the Approving Officers.

	No	No	No

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Personal Investment Transactions

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report

Shares in money market mutual funds.

Note that other types of securities that are sold as money market equivalents are subject to all aspects of the policy unless an exemption is granted; however, Compliance will put on the myTCW intranet a list of those money market equivalents that are subject to an exemption.

	No	No	No

Securities issued by Société Générale S.A.	No	No	No

Shares in open-end investment companies.

Note that purchases of any third-party mutual fund advised or sub-advised by the Firm are prohibited (a list of the mutual funds sub-advised by the Firm can be found at Prohibited Third-Party Mutual Funds).

	No	No	No

Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by the Firm or its affiliates.	No	No	No

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Personal Investment Transactions

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
Securities purchased on behalf of an Access Person in a Non-Discretionary Account. (i) which you, your spouse, your domestic partner, or your significant other established,	No preclearance of trades required but when the account is opened it must be reported and acceptable evidence of its non-discretionary nature must be provided to the Personal Securities Administrator.	Yes, but only report the existence of the brokerage account and not the trades done in it	Yes, but only report the existence of the brokerage account and not the trades done in it.

(ii) which you, your spouse, your domestic partner, or your significant other did not establish.	No	No	No

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Personal Investment Transactions

Securities purchased or sold through an “Automatic Investment Program,” defined as a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan or an Employee Stock Option Plan where an Access Person has beneficial interest.	No	Yes	Yes

Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.	No	Yes	Yes

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Personal Investment Transactions

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
Stock index futures and nonfinancial commodities (e.g., pork belly contracts).	No	No	No

Interests in Firm- sponsored limited partnerships or other Firm - sponsored private placements.	No, unless a transfer.	Yes	Yes

Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option (a simultaneous sale of the security upon exercise of the option).	Yes, security received must be reported.	Yes

Rule 10b5-1 Plans must be approved prior to being entered into. Once approval for the Rule 10b5-1 Plan is received, transactions pursuant to the plan will not require preclearance.	Yes, prior to approval of the Rule 10b5-1 Plan.	Yes	Yes

Personal investment transactions in Exempt Securities are still subject to the Firm’s policy on inside information.

Accounts In Which TCW Funds Are To Be Held

All purchases and redemptions by Access Persons of any TCW Fund are to be done exclusively through a TCW Account. Transactions in the TCW Money Market Fund and redemptions (but not purchases) of shares of the TCW Funds out of existing third-party accounts currently

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Personal Investment Transactions

held are excepted from this requirement, but only if the accounts are direct accounts and not omnibus accounts. A direct account is one that specifically identifies the beneficial owner with the TCW Funds’ transfer agent.

Reporting Of Transactions

For any of the required reports or certifications below, if you realize that you will not be able to access the Internet to file a report in a timely manner, contact the Personal Securities Administrator prior to the start of the required filing period.

Initial Holdings Reports

All Access Persons are required to file online an Initial Holdings Report listing all Securities in which the person has a beneficial interest within 10 calendar days of becoming an Access Person (other than holdings in Non-Discretionary Accounts). See the chart above for the list of Securities which do not have to be reported. All information in Initial Holdings Reports must be current as of a date not more than 45 days prior to the date the person became an Access Person. See the chart above for the list of Securities which do not have to be reported. The Initial Holdings Report is filed online through the internet at http://tcw.starcompliance.com.

Broker Statements and Trade Confirmations

New Access Persons or Access Persons wishing to open a new brokerage account should contact the Personal Securities Administrator for information on sending duplicate copies of trade confirmations and broker account statements. This requirement does not apply to Outside Fiduciary Accounts, to accounts that hold only third-party mutual funds or to Firm accounts that exclusively hold shares of the TCW Funds. Note that while the trades in a Non-Discretionary Account do not have to be reported, the existence of the Non-Discretionary Account must be reported to the Personal Securities Administrator. You will be required to provide satisfactory evidence of their non-discretionary nature described in the chart above.

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Personal Investment Transactions

Quarterly Reports

All Access Persons must submit quarterly reports of personal investment transactions (including transactions in the TCW Funds) by the 10th calendar day of January, April, July, and October or, if that day is not a business day, then the first business day thereafter. Every Access Person must file a quarterly report when due even if such person made no purchases or sales of Securities during the period covered by the report. You are charged with the responsibility for submitting the quarterly reports. Any effort by the Firm to facilitate the reporting process does not change or alter that responsibility. The quarterly report is filed online through the internet at http://tcw.starcompliance.com.

Annual Holdings Reports

All Access Persons are required to submit online on or before January 31 an Annual Holdings Report that provides a listing of all Securities in that the person has a beneficial interest as of December 31 of the preceding year (other than holdings in Non-Discretionary Accounts). See the chart above for the list of Securities which do not have to be reported. All information in Annual Holdings Reports must be current as of a date not more than 45 calendar days prior to the date the report was submitted. See the chart above for the list of securities that do not have to be reported. The Annual Holdings Report is filed online through the internet at http://tcw.starcompliance.com.

Annual Compliance Certification

All Access Persons are required to submit an Annual Compliance Certification on or before January 31 of the subsequent year. The Annual Compliance Certification requirements include a listing of brokerage accounts and a certification regarding compliance with the Code of Ethics. The Annual Compliance Certification is filed online through the internet at http://tcw.starcompliance.com.

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Personal Investment Transactions

SUMMARY OF REPORTING FORMS REQUIRED TO BE FILED

If you are an Access Person you must submit:

(1) Initial Holdings Report,

(2) Required records of Security transactions,

(3) Personal Transaction Authorization Form prior to trading,

(4) Quarterly Reports,

(5) Annual Holdings Report, and

(6) Annual Compliance Certification.

If you have any questions about the Personal Investment Transactions Policy, call the Personal Securities Administrator, the Chief Compliance Officer, or the General Counsel.

17

Policy Statement On Insider Trading

Policy Statement On Insider Trading

The professionals and staff of the Firm occasionally come into possession of material, non-public information (often called “inside information”). Various federal and state laws, regulations, court decisions, and general ethical and moral standards impose certain duties with respect to the use of this inside information. The violation of these duties could subject both the Firm and the individuals involved to severe civil and criminal penalties and could result in damaging the reputation of the Firm. SEC rules provide that any purchase or sale of a security while “having awareness” of inside information is illegal regardless whether the information was a motivating factor in making a trade. The Firm views seriously any violation of this policy statement. Violations constitute grounds for disciplinary sanctions, including dismissal.

Within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of inside information to another employee or group that later trades in the affected security, even if no actual communication of this knowledge occurred. Thus, by buying or selling a particular security in the normal course of business, Firm personnel other than those with actual knowledge of inside information could inadvertently subject the Firm to liability. Alternatively, someone obtaining inside information in a legitimate set of circumstances may inadvertently restrict the legitimate trading activities of other persons within the company.

The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group or department (so-called “Chinese Walls” or “Informational Barriers”). One purpose of this Policy Statement is to establish a workable procedure for applying these techniques in ways that offer significant protection to the Firm and its personnel, while providing flexibility to continue the Firm’s investment management activities on behalf of our clients.

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Policy Statement On Insider Trading

See the attached Reference Table if you have any questions on this Policy or who to consult in certain situations. Please note that references in this Policy to the General Counsel and Chief Compliance Officer include persons who they have authorized in their respective departments to handle matters under this Policy.

TCW Policy On Insider Trading

Trading Prohibition

No Access Person of the Firm may buy or sell a security, including stocks, bonds, convertible securities, options, or warrants in a company, either for themselves or on behalf of others while in possession of material, non-public information about the company. This means that you may not buy or sell securities for yourself or anyone, including your spouse, relative, friend, or client and you may not recommend that anyone else buy or sell a security of a company on the basis of inside information regarding that company.

Communication Prohibition

No Access Person of the Firm may communicate material, non-public information to others who have no official need to know. This is known as “tipping,” which also is a violation of the insider trading laws, even if the “tipper” did not personally benefit. Therefore, you should not discuss such information acquired on the job with your spouse or with friends, relatives, clients, or anyone else outside of the Firm except on a need-to-know basis relative to your duties at the Firm. If you convey material non-public information to another person, even inadvertently, it is possible that the other person, if he or she trades on such information would violate insider trading laws. This is known as “tippee liability.” You should remember that you may obtain material, non-public information about entities sponsored by the Firm, such as its mutual funds. Communicating such information in violation of the Firm’s policies is illegal.

What Is Material Information?

Information is material when a reasonable investor would consider it important in making an investment decision.

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Policy Statement On Insider Trading

Generally, this is information the disclosure of which could reasonably be expected to have an effect on the price of a company’s securities. The general test is whether a reasonable investor would consider the information important in deciding whether or not to buy or sell a security in the company. The information could be positive or negative.

Whether something is Material Information must be evaluated relative to the company in whose securities a trade is being considered (e.g., a multi-million dollar contract may be immaterial to Boeing but material to a smaller capitalization company). Some examples of Material Information are:

•	dividend changes,

•	earnings results,

•	projections,

•	changes in previously released earnings estimates,

•	significant merger, spin-off, joint venture, or acquisition proposals or agreements,

•	stock buy-back proposals,

•	tender offers,

•	rights offerings,

•	new product releases or schedule changes,

•	significant accounting write-offs or charges,

•	credit rating changes,

•	changes in capital structure (e.g. stock splits),

•	accounting changes,

•	major technological discoveries, breakthroughs or failures,

•	major capital investment plans,

•	major contract awards or cancellations,

•	governmental investigations,

•	major litigation or disposition of litigation,

•	liquidity problems, and

•	extraordinary management developments or changes.

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Policy Statement On Insider Trading

Material Information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities in some contexts may be deemed material. Similarly, pre-publication information regarding reports to be issued in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider traders who capitalized on pre-publication information for the Wall Street Journal’s “Heard on the Street” column.

Because no clear or “bright line” definition of what is material exists, assessments sometimes require a fact-specific inquiry. For this reason, if you have questions about whether information is material, direct the questions to the Director of Research or your Department Head and, if further inquiry is desired or required, consult the General Counsel or the Chief Compliance Officer. If you prefer, you can go directly to the General Counsel, your product attorney, or the Chief Compliance Officer initially.

What Is Non-Public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” release by Standard & Poor’s or Reuters, or publication in the Wall Street Journal or other generally circulated publication. Information remains non-public until a reasonable time elapses after it is disseminated. While no specific rule exists, generally trading 24 hours after the public dissemination of information would not be prohibited (though the wait period may be shorter when a press release is involved).

What Are Some Examples Of How TCW Personnel Could Obtain Inside Information And What You Should Do In These Cases?

In the context of the Firm’s business, the following are some examples of how a person could come into possession of inside information: Board of Directors’ seats or observation rights, deal-specific information in connection with a negotiated transaction, creditors’ committees, information about TCW products and contacts with public companies.

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Policy Statement On Insider Trading

Board of Directors Seats or Observation Rights

Officers, directors, and employees sometimes are asked to sit or act as an observer on the Board of Directors of public or EDGAR-reporting companies - sometimes in connection with their duties at the Firm and sometimes not. These public companies generally will have restrictions on their Board members’ or observers’ trading in the companies’ securities except during specified “window periods” following the public dissemination of financial information. As noted elsewhere in the Code of Ethics, service as a director of a non-Firm company requires approval, and, if approval is given, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest or insider trading, such as Chinese Wall procedures and placing the securities on a restricted list. Anyone who desires to serve on a Board of Directors or as a Board Observer should complete the Report on Outside Directorships and Officerships that is posted on the myTCW intranet and submit it to the Personal Securities Administrator who will obtain any necessary approvals and notify the Legal Department so that the appropriate Chinese Wall and/or restricted securities listing can be made.

You must obtain approval for sitting on a Board or for Board observation rights even if it is for Board seats related to your duties at TCW.

Cases of fund managers sitting on Boards of public companies have been highlighted in the press and have underscored the effect of inadequate safeguards that could inadvertently render securities “illiquid” in the hands of the Firm. To mitigate this risk, anyone sitting on a Board of a public company should consider the Chinese Wall procedures below as applicable to them and should abide by them. If the Board seat is held in connection with Firm clients, and a legitimate need exists to communicate the information, it may be done within the confines and procedures set forth in the Chinese Wall memorandum and procedures. The Compliance

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Policy Statement On Insider Trading

Officer, General Counsel, or product attorney for the applicable strategy should be contacted with any questions.

Portfolio Managers sitting on Boards of public companies in connection with an equity position that they manage should be mindful of SEC filing obligations under Section 16 of the Exchange Act, in addition to the possibility of being required to give back profits (or so called “short swing profits”) on purchases and sales of shares held in client accounts within a 6-month period. Similar concerns arise in the context of companies where an intent to control exists or an arrangement is made with others to attempt to influence or control a public company. The product attorney should be consulted in these situations, and outside counsel should be involved as necessary.

Deal-Specific Information

Under certain circumstances, an employee may receive inside information for a legitimate purpose in the context of a transaction in which a Firm entity or account is a potential participant or in the context of forming a confidential relationship. This “deal-specific information” may be used by the department to which it was given for the purpose for which it was given. Generally, if a confidentiality agreement is to be signed, it should be assumed that inside information is included. However, even in the absence of a confidentiality agreement, inside information may be received when an oral agreement is made or an expectation exists that you will maintain the information as confidential. In addition, if the persons providing or receiving the information have a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential, such pattern or practice is sufficient to form a confidential relationship. The SEC rules further provide a presumed duty of trust and confidence when a person receives material non-public information from his or her spouse, parent, child, or sibling.

Material non-public or deal-specific information may be given in connection with the Firm making a direct investment in a company in the form of equity or debt; it may also involve a purchase by the Firm of a debt or

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Policy Statement On Insider Trading

equity security in a secondary transaction or in the form of a participation. This type of situation typically arises in mezzanine financings, loan participations, bank debt financings, venture capital financing, purchases of distressed securities, oil and gas investments and purchases of substantial blocks of stock from insiders. You should remember that even though the investment for which the deal-specific information is being received may not be a publicly traded security, the company may have other classes of publicly traded securities, and the receipt of the information by the Firm can affect the ability of other parts of the organization to trade in those securities. For the aforementioned reasons, if you are to receive any deal-specific information or material, non-public information on a company with any class of publicly traded securities (whether domestic or foreign), contact the product attorney in the Legal Department for your area, who then will implement the appropriate Chinese Wall and trading procedures.

Creditors’ Committees

On occasion, an investment may go into default, and the Firm is a significant participant. In that case, the Firm may be asked to participate on a Creditors’ Committee. Creditors’ Committees often are involved in intensive negotiations involving restructuring, work-outs, recapitalizations and other significant events that would affect the company and are given access to inside information. The Firm sitting on such a committee could substantially affect its ability to trade in securities in the company and, therefore, before sitting on any official Creditors’ Committee, you should contact the Personal Securities Administrator who will obtain any necessary approvals and notify the Legal Department so that the appropriate Chinese Wall can be established and/or restricted securities listings can be made. If you sit on an informal Creditors’ Committee (i.e., a committee or group that does not receive material non-public information from an issuer), these restrictions may not apply, but you should consult with the product attorney in the Legal Department for confirmation.

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Policy Statement On Insider Trading

Information About TCW Products

Persons involved with the management of limited partnerships, trusts, and registered investment companies (closed-end and open-end) which themselves issue securities could come into possession of material information about those funds that is not generally known to their investors or the public and that could be considered inside information. For example, plans with respect to dividends could be considered inside information, and buying or selling securities in a Firm product with knowledge of an imminent change in dividends would be a violation of the policy. Another example would be a large-scale buying or selling program or a sudden shift in allocation that was not generally known. This also could be considered inside information. Disclosing holdings of the TCW Funds or TSI on a selective basis could be viewed as an improper disclosure of non-public information and should not be done. See the Marketing and Communications Policy for further information concerning portfolio holdings disclosure. In the event of inadvertent or unintentional disclosure of material non-public information, the person making the disclosure should immediately contact the product attorney or General Counsel because the Firm will be required to make prompt disclosure as soon as reasonably practicable (but in no event after the later of 24 hours after the disclosure or the commencement of the next day’s trading on the New York Stock Exchange).

The Firm currently discloses holdings of the TCW Funds or TSI on a monthly basis beginning on the 15th calendar day following the end of that month (or, if not a business day, the next business day thereafter). Disclosure of these funds’ holdings at other times requires special confidentiality procedures and must be precleared with the product attorney. Persons involved with management of these funds and, in particular, portfolio managers and Investment Personnel, but also support and administrative personnel, should be sensitive to the fact that they have access to such information. Department Heads for each product area, the head of mutual funds for the Firm, and the product attorney in the Legal Department are responsible for notifying the Personal Securities Administrator of this type of inside information so he or she can impose appropriate restrictions, and advise him or her when the information becomes public or stale, so that the restriction can be removed.

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Policy Statement On Insider Trading

Contacts with Public Companies

For the Firm, contacts with public companies represent an important part of our research efforts. The Firm makes investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or if an investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment regarding its further conduct. If an issue arises in this area, a research analyst’s notes could become subject to scrutiny. Research analyst’s notes have become increasingly the target of plaintiffs’ attorneys in securities class actions.

This area is particularly concerning to the investment business and, unfortunately, is one with a great deal of legal uncertainty. In a notable 1983 case, the U.S. Supreme Court recognized explicitly the important role of analysts to ferret out and analyze information as necessary for the preservation of a healthy market. It also recognized that questioning of corporate officers and insiders is an important part of this information gathering process. The Court thus framed narrowly the situations in which analysts receiving insider information would be required to “disclose or abstain” from trading (generally when the corporate insider was disclosing for an improper purpose, such as for personal benefit, and the analyst knew it). However, the SEC has declared publicly its disfavor with the ruling in the case and has since brought enforcement proceedings indicating that they will take strict action against what they see as “selective disclosures” by corporate insiders to securities analysts, even when the corporate insider was getting no personal benefit and was trying to correct market misinformation. Thus, the status of company-to-analyst contacts has been characterized as “a fencing match on a tightrope” and a noted securities

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Policy Statement On Insider Trading

professor has said that the tightrope is now electrified. Analysts and portfolio managers who have private discussions with management of a company should be clear about whether they desire to obtain material information and become restricted or not receive such information.

Because of this uncertainty, caution is the recommended course of action. If an analyst or portfolio manager receives what he or she believes is insider information and if you feel you received it in violation of a corporate insider’s fiduciary duty or for his or her personal benefit, you should make reasonable efforts to achieve public dissemination of the information and restrict trading until then. The Director of Research or your Department Head should be contacted if you have questions or doubts, and they will contact the General Counsel or the Chief Compliance Officer if required. If you prefer, you can contact the General Counsel or Chief Compliance Officer directly.

What Is The Effect Of Receiving Inside Information?

The person actually receiving the inside information is subject to the trading and communication prohibitions discussed above. However, because the Firm is a company, questions arise regarding how widely that information is to be attributed throughout the company. Naturally, the wider the attribution, the greater the restriction will be on other persons and departments within the company. Therefore, anyone receiving inside information should be aware that the consequences can extend well beyond themselves or even their departments.

In the event of receipt of inside information by an employee, the company generally will:

•	establish a Chinese Wall around the individual or a select group or department, and/or

•

place a “firm wide restriction” on securities in the affected company that would bar any purchases or sales of the securities by any department or person within the Firm, whether for a client or personal account (absent specific approval from the Compliance Department).

In connection with the Chinese Wall protocol, those persons falling within the Chinese Wall would be subject

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Policy Statement On Insider Trading

to the trading prohibition and, except for need-to-know communications to others within the Chinese Wall, the communication prohibition discussed above. The breadth of the Chinese Wall and the persons included within it would be determined on a case-by-case basis. In these circumstances, the Chinese Wall procedures are designed to “isolate” the inside information and restrict access to it to an individual or select group to allow the remainder of the company not to be affected by it. In any case where a Chinese Wall is imposed, the Chinese Wall procedures discussed below must be strictly observed.

Does TCW Monitor Trading Activities?

The Compliance Department conducts reviews of trading in public securities listed on the Restricted Securities List. The Compliance Department surveys transactions effected by employees and client accounts for the purpose of, among others, identifying transactions that may violate laws against insider trading and, when necessary, investigating such trades.

Penalties And Enforcement By SEC And Private Litigants

The Director of Enforcement of the SEC has said that the SEC pursues all cases of insider trading regardless of the size of transaction and regardless of the persons involved. Updated and improved detection, tracking, and surveillance techniques in the past few years have strengthened enforcement efforts by the SEC as well as the stock exchanges. This surveillance is done routinely in many cases or can be based on informants in specific cases.

Penalties for violations are severe for both the individual and possibly his or her employer. These could include:

•	paying three times the amount of all profits made (or losses avoided),

•	fines of up to $1 million,

•	jail up to 10 years, and

•	civil lawsuits by shareholders of the company in question.

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Policy Statement On Insider Trading

The regulators, the market and the Firm view violations seriously.

What You Should Do If You Have A Question About Inside Information?

Before executing any trade for yourself or others, including clients of the Firm, you must consider whether you have access to material, non-public information. If you believe you have received oral or written material, non-public information, you should discuss the situation immediately with the product attorney in the Legal Department, the General Counsel, or the Chief Compliance Officer who will determine whether the information is of a nature requiring restrictions on use and dissemination and when any restrictions should be lifted. You should not discuss the information with anyone else within or outside the Firm.

Chinese Wall Procedures

The SEC has long recognized that procedures designed to isolate material non-public information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of this inside information to an entire company. These types of procedures are typical in multi-service broker-dealer investment banking firms and are known as Chinese Wall procedures. In those situations where the Firm believes inside information can be isolated, the following Chinese Wall procedures would apply. These Chinese Wall procedures are designed to “quarantine” or “isolate” the individuals or select group of persons within the Chinese Wall.

Identification Of The Walled-In Individual Or Group

The persons subject to the Chinese Wall procedures will be identified by name or group designation. If the Chinese Wall procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Chinese Wall likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate. When the information is received as a result of being on a Creditors’ Committee, serving on a Board in a capacity related to the Firm’s investment activities, or receiving deal-specific information, the

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Policy Statement On Insider Trading

walled-in group generally will refer to the product management group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group. Determination of the breadth of the Chinese Wall is fact-specific and must be made by the product attorney, the General Counsel, or the Chief Compliance Officer. Therefore, as noted above, advising them if you come into possession of material, non-public information is important.

Isolation Of Information

Fundamental to the concept of a Chinese Wall is that the inside information be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the General Counsel, the product attorney in the Legal Department or Chief Compliance Officer. Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate. If persons outside of the group are aware of your access to information and ask you about the target company, they should be told simply that you are not at liberty to discuss it. On occasion, discussing the matter with someone at the Firm outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the General Counsel, the product attorney, or the Chief Compliance Officer. In such case, the person outside of the group and possibly his or her entire department, thereby will be designated as “inside the wall” and will be subject to all Chinese Wall restrictions in this policy.

Restrictions on Access to Information

The files, computers, and offices where confidential information is physically stored generally should be

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Policy Statement On Insider Trading

made inaccessible to persons not within the walled-in group. In certain circumstances, adequate physical segregation of the group exists, whereby access would be very limited. However, in other cases with less physical segregation between the group and others, additional precautionary measures should be taken to ensure that any confidential non-public information is kept in files that are secure and not generally accessible.

Trading Activities By Persons Within The Wall

Persons within the Chinese Wall are prohibited from buying or selling securities in the subject company, whether on behalf of the Firm or clients or in personal transactions. This restriction would not apply in the following two cases: (i) where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given, and (ii) in connection with a liquidation of a client account in full, the security in the affected account may be liquidated if the client has specifically instructed the Firm to liquidate the account in its entirety and if no confidential information has been shared with the client. In this circumstance, the Firm would attribute the purchase or sale to the direction of the client rather than pursuant to the Firm’s discretionary authority and the Firm would be acting merely in an executory capacity (again, assuming no confidential information has been shared with the client). The liquidating portfolio manager should confirm to us in connection with such a liquidation that no confidential information was shared with the client. Note that if the transaction permitted under (i) above is a secondary trade (vs. a direct company issuance), the product attorney should be consulted to determine disclosure obligations to the counterparty of the inside information in our possession.

Termination Of Chinese Wall Procedures

When the information has been publicly disseminated and a reasonable time has elapsed, or if the information has become stale, the Chinese Wall procedures with respect to the information generally can be eliminated. This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure

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Policy Statement On Insider Trading

to an analyst or receipt of deal-specific information. However, persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the Board of Directors or on a Creditors’ Committee) would be subject ordinarily to the Chinese Wall procedures on a continuing basis and may be permitted to trade only during certain “window periods” when the company permits such “access” persons to trade.

Each Group Head is responsible for ensuring that members of his or her group abide by these Chinese Wall procedures in every instance.

Topic	You Should Contact:
If you have a question about whether information is “material” or “non-public” If you have questions about whether you have received material non-public information about a public company	First: The Director of Research or your Department Head. If further inquiry is needed or desired, the General Counsel or Chief Compliance Officer. If you prefer you can go directly to the General Counsel or the Chief Compliance Officer initially.

If you have a question about whether you have received inside information on a Firm commingled fund (e.g. partnerships, trusts, mutual funds)	Department Head for product area or for mutual funds or such group’s attorney (who will notify Personal Securities Administrator)

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Policy Statement On Insider Trading

Topic	You Should Contact:

If you have a question about obtaining deal-specific information (preclearance is required)

If you have a question about sitting on a Creditors’ Committee (preapproval is required)

If you need to have a Chinese Wall established

If you have questions about terminating a Chinese Wall

Product attorney in the Legal Department or General Counsel or Chief Compliance Officer.

If you wish to take a Board of Directors seat or sit on a Creditors Committee (Pre-approval is required)

If you have questions about the securities listed on the Restricted Securities List

If you want permission to buy or sell a security listed on the Restricted Securities List

Personal Securities Administrator

(Note that in this case the Personal Securities Administrator will contact the attorney who is responsible for restricted securities issues, the General Counsel, or Chief Compliance Officer)

In the event of inadvertent or non-intentional disclosure of mutual non-public information	Product attorney or General Counsel who will notify the Chief Compliance Officer because the Firm will be required to make prompt disclosure as soon as reasonable practicable (but in no event after the later of 24 hours after the disclosure or the commencement of the next day’s trading on the New York Stock Exchange).

If you have questions about who is “within” or “outside” a Chinese Wall	Product attorney, the General Counsel, or Chief Compliance Officer.

If you have questions about the Insider Trading Policy in general	General Counsel or Chief Compliance Officer

If you have questions about Section 13/16 issues	Attorney in the Legal Department responsible for Section 13/16, General Counsel or Chief Compliance Officer

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Policy Statement On Insider Trading

Certain Operational Procedures

The following are certain operational procedures that will be followed to ensure communication of insider trading policies to Firm employees and enforcement thereof by the Firm.

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Certain Operational Procedures

Certain Operational Procedures

Maintenance of Restricted List

The Restricted Securities List is updated by the Personal Securities Administrator, who distributes it to the following personnel in the Firm’s offices: all traders, portfolio managers, analysts, investment control, securities clearance, as well as certain other individuals. This list is issued whenever an addition, deletion or modification occurs, in addition to periodically if no changes have been made. In some cases, the list may note a partial restriction (e.g. restricted as to purchase, restricted as to sale, or restricted as to a particular group or person). The Personal Securities Administrator updates an annotated copy of the list that explains why each item is listed and has a section giving the history of each item that has been deleted. This annotated Restricted Securities List is distributed to the General Counsel and the Chief Compliance Officer, as well as any additional persons, which either of them may approve.

The Restricted Securities List is updated whenever a change occurs that the Personal Securities Administrator has confirmed should be added with the General Counsel, the Chief Compliance Officer, or the product attorney in the Legal Department.

The Restricted Securities List restricts issuers (i.e., companies) and not just specific securities issued by the issuer. So do not use the list of ticker symbols as being the complete list – the key is that you are not to do the prohibited transaction in the company. This is of particular importance to the strategies which may invest in securities listed on foreign exchanges.

The Restricted Securities List must be checked before each trade. If an order is not completed on one day, then the open order should be checked against

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Certain Operational Procedures

the Restricted Securities List every day it is open (e.g., the waiver you received might only have been good for the one day).

The Restricted Securities List includes securities for foreign and domestic public reporting companies where Firm personnel serve as directors, board observers, officers, or members of official creditors’ committee, where Firm personnel have material, non-public information or have an agreement or arrangement to maintain information as confidential. Once a company is placed on the Restricted Securities List, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the Personal Securities Administrator (or another member of the Compliance Department who will consult with, as appropriate, an attorney in the Legal Department, General Counsel, or Chief Compliance Officer). In certain circumstances where a group continuously receives material non-public information as part of its strategy, a global Chinese Wall will be imposed on the department in lieu of placing all of the issuers for which it has information on the Restricted Securities List.

Exemptions

The General Counsel, Chief Compliance Officer, or product attorney in the Legal Department must approve any exemption that is then documented by the Personal Securities Administrator.

Consent to Service on Board of Directors and Creditors’ Committees

To monitor situations where material, non-public information may become available by reason of a Board position, employees are required to obtain consent for accepting positions on non-Firm Boards of Directors. Similarly, consent is required for employees to sit on Creditors’ Committees. See the section Policy Statement on Insider Trading - What Are Some Examples Of How TCW Personnel Could Obtain Inside Information and What Should You Do In These Cases?

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Gifts, Payments & Preferential Treatment

Gifts, Payments & Preferential Treatment

Gifts And Entertainment Received By Employees

Gifts or Entertainment may provide the actual or apparent potential for conflict of interest affecting an employee’s duties and independence of judgment for the Firm’s clients or the Firm. Therefore, the Firm’s policy limits Gifts or Entertainment, whether to the employee or his or her family, domestic partners, relatives, friends or designees.

Gifts

Employees should never solicit Gifts from suppliers, clients, brokers, or any other entity with which the Firm does business.

As a general rule, you should not accept Gifts that are of excessive value. While no absolute definition of “excessive” exists, you should exercise good judgment to ensure that no Gift that is, or could be, reasonably viewed as excessive in value is accepted. Generally, Gifts with a value of less than $100 would not be viewed as excessive; those over $100 would be excessive, although the context in which the Gift is received might permit the receipt of such a Gift over $100 if approval is obtained (in the manner described below). The receipt of cash Gifts by employees is absolutely prohibited.

Entertainment

For an event to qualify as Entertainment, the host of the event must be personally present at the event; otherwise, it would be viewed as a Gift.

As a general rule, you should not accept an invitation that involves Entertainment that is excessive or not usual and customary. No set of absolute rules exists, and good judgment must be exercised. The context, circumstances, and frequency must be considered. For example, when the event is more business related (e.g., a business conference), greater latitude may be acceptable, whereas in a purely amusement context (e.g., an out-of-town sporting event), more restriction may be required. If you believe the Entertainment might be excessive or if the Entertainment falls into one of the categories identified below, you should seek approval.

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Gifts, Payments & Preferential Treatment

Approvals

In some cases, approval is advisable, and in other cases, it is mandatory. Approvals must be obtained prior to the Gift or Entertainment being given. If approval is warranted, you must contact the Personal Securities Administrator to coordinate the approval process. The two approvals consist of:

•	the head of your Department or your supervisor if you are the head of your Department, and

•	any one of the Chief Compliance Officer, the Chief Risk Officer or the General Counsel.

Approval must be obtained if:

•	The Gift or Entertainment involves the payment of out-of-town travel or accommodation expenses.

•

This does not apply to payment of accommodations by a sponsor of an industry, company, or business conference held within the U.S. involving multiple attendees from outside the Firm where your expenses are being paid by the sponsor on the same basis as those of other attendees; however, if the sponsor is paying travel expenses, approval is required. Also, if the accommodations or travel are paid in connection with a trip abroad, approval should be sought.

•	A Gift is reasonably believed to have a value in excess of $100, but you feel it is appropriate. Unless the Gift appears excessive to a reasonable person, this does not apply to:

•	A business Gift being given to you from a business or corporate Gift list on the same basis as other recipients of the sponsor (e.g., Christmas Gifts).

•	Gifts from a donor to celebrate a transaction or event that are given to a wide group of recipients (e.g., closing dinner Gifts).

•	You reasonably believe that the Entertainment might be excessive, but you feel it is appropriate.

•	A Gift is received from one business relation more than twice in a calendar year.

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Gifts, Payments & Preferential Treatment

•

You are entertained on a personal basis by a hosting business relation more than twice in a calendar year. A “personal basis” is one involving a relatively small group of people in contrast with a function or event attended by several unrelated attendees (e.g., a fundraising dinner or a party).

You are advised to seek approval if:

•	You are not sure if the Entertainment is excessive, but you feel it is appropriate.

•	You cannot judge whether a Gift would have a value over $100.

If a Gift is over $100 and is not approved as being otherwise appropriate, you should (i) reject or return the Gift, or (ii) if returning the Gift could damage friendly relations between a third-party and the Firm, give it to the Personal Securities Administrator who will donate it to charity.

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Gifts, Payments & Preferential Treatment

Gifts And Entertainment Given By Employees

Giving Gifts or favors is acceptable to the extent that they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, are not excessive in value and involve no element of concealment. The $100 test for excessiveness applies to giving Gifts (excludes Gifts given to other Firm employees), as well as receiving Gifts (noted above). Giving an individual Gift with a value in excess of $100 to a person who has the ability to invest assets on behalf of a current or potential client (e.g., the chief investment officer or chief financial officer of a pension plan) of the Firm requires preapproval. Follow the approval process noted below.

Entertainment that is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is both necessary and incidental to the performance of the Firm’s business.

Note that for public pension plans, and in some cases other clients, Entertainment or Gifts may have to be disclosed by the Firm in response to client questionnaires and may reflect unfavorably on the Firm in obtaining business. In some cases the receipt of Gifts may even lead to disqualification. Therefore, discretion and restraint is advised. In addition, you must be in a position to report any such Gifts or Entertainment if the question arises.

Special rules apply when you give a Gift or Entertainment to a Foreign Official. These rules are described in the Portfolio Management Policy.

Approvals

Contact the Personal Securities Administrator to coordinate the approval process. Approvals must be obtained prior to the Gift or Entertainment being given. The two approvals consist of:

•	the head of your Department or your supervisor if you are the head of your Department, and

•	any one of the Chief Compliance Officer, the Chief Risk Officer or the General Counsel.

You are advised to seek approval if a Gift has a value in excess of $100, but you feel it is appropriate.

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Gifts, Payments & Preferential Treatment

Special Rule For Registered Persons Of TFD

FINRA rules prohibit any Registered Persons of TFD from giving anything with a value in excess of $100 per individual per year (Gifts are aggregated for this calculation) where such payment relates to the business of the recipient’s employer.

Whether a payment relates to the business of the recipient’s employer depends on the capacity of the individual receiving the Gift. Where the individual has the ability to invest assets in securities on behalf of an institution or person, such as the chief investment officer or chief financial officer of a pension plan, the FINRA gifts rule applies. It does not apply to, for example, individual high net worth investors in the TCW Funds because the Gift is not related to the employment of the individual.

Registered Persons are required to maintain a log of Gifts by recipient to ensure compliance with the $100 limit. The log will contain:

•	the name of the recipient,

•	the date(s) of the Gifts(s), and

•	the valuation of the Gifts(s) that is the higher of cost or market value.

Gifts And Entertainment Given To Unions And Union Officials

Special reporting rules apply when officers of the Firm furnish gifts or entertainment to labor unions or union officials. These special rules are independent of, and in addition to, any approval procedures otherwise applicable under the Code of Ethics. The Firm is required to file Form LM-10 with the Department of Labor by March 31 following each calendar year to report any gifts and entertainment provided to unions and union officials during that calendar year.

To facilitate compliance with this requirement, the Firm has implemented the following “reporting up” procedure. The Firm has created its own form called the LM Information Report. The Firm’s officers should record any gifts or entertainment they provide to a union or union official as they occur and complete a separate LM Information Report for each such occurrence. Each LM Information Report must be signed by an officer and include the following:

•	the date of the gift or entertainment,

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Gifts, Payments & Preferential Treatment

•	the amount or value of the gift or entertainment,

•	the name, address and position of the person to whom the gift or entertainment was given, and

•	a description of the circumstances of the gift or entertainment.

Officers should prepare the LM Information Report either when the expense of the gift or entertainment is borne by them personally or when it is borne or reimbursed by the Firm. Special situations that the LM Information Report intends to identify include: (i) any arrangement between the Firm and another company to share expenses, (ii) when a gift or entertainment is provided to multiple recipients including unions or union officials (in which case, you will need to determine the cost allocable to the union or union official recipients), and (iii) where the recipient of the gift is a charitable organization associated with or supported by a union or union official. Please complete all items of the LM Information Report that are applicable. This is critical to the Firm being able to accurately complete the Form LM-10, including determining whether any exemptions apply to any of the matters reported on the LM Information Report.

Once completed and signed by an officer, the LM Information Report should be submitted to the Firm’s Controller or the Controller’s designee.

Other Codes Of Ethics

Certain officers of the TCW Mutual Funds are subject to the Sarbanes-Oxley Act Code of Ethics as set forth in the Registered Investment Company Policies. To the extent any provisions of the Sarbanes-Oxley Act Code of Ethics and this Code of Ethics conflict, the provisions in the Sarbanes-Oxley Act Code of Ethics will supersede with respect to the officers of the TCW Mutual Funds subject to the Sarbanes-Oxley Act Code of Ethics.

Additionally, you should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client’s code of ethics, you should abide by it.

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Outside Activities

Outside Activities

Outside Employment

Each employee is expected to devote his or her full time and ability to the Firm’s interests during regular working hours and during such additional time that may be properly required. The Firm discourages employees from holding outside paid employment, including consulting. If you are considering taking outside employment, you must submit a written request to your Department Head. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your Department Head approves your request, it will be submitted to the President for final approval. The Human Resources Department will keep written records of both approvals.

An employee may not engage in outside employment that:

•	interferes, competes, or conflicts with the interests of the Firm,

•	encroaches on normal working time or otherwise impairs performance,

•	implies Firm sponsorship or support of an outside organization, or

•	adversely reflects directly or indirectly on the Firm.

Corporate policy prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving, or voting on any transaction between the Firm and any outside organization with which they are affiliated, whether as a representative of the Firm or the outside organization, except in the ordinary course of their providing services for the Firm and on a fully disclosed basis.

If you have an approved second job, you are not eligible to receive compensation during an absence from work that is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.

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Outside Activities

Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with the President.

Service As Director

No officer, portfolio manager, investment analyst, or securities trader may serve as a director or in a similar capacity of any non-Firm company or institution, whether or not it is part of your role at the Firm, without prior approval from the Approving Officers. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as Chinese Wall procedures, placing securities of the company on a restricted list, or recusing yourself if the entity ever considers doing business with the Firm. The Firm may withdraw approval if senior management concludes that withdrawal is in the Firm’s interest.

You do not need approval to serve on the Board of a private family corporation for your family or any charitable, professional, civic, or nonprofit entities that are not clients of the Firm and that have no business relations with the Firm. Also, if you serve in a director capacity that does not require approval, but circumstances later change that would require such approval (e.g., the company enters into business relations with the Firm or becomes a client), you must then get approval. You should complete the Report on Outside Directorships and Officerships and contact the Personal Securities Administrator who will coordinate the necessary approvals.

Fiduciary Appointments

No Access Person may accept appointments as executor, trustee, guardian, conservator, general partner, or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without contacting the Personal Securities Administrator and having the Personal Securities Administrator obtain prior approval from the Approving Officers. This policy does not apply to appointments involving personal estates or service on the Board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity’s assets. If the Firm grants you approval to act

44

Outside Activities

as a fiduciary for an account outside of the Firm, it may determine that the account qualifies as an Outside Fiduciary Account. Securities traded by you as a fiduciary will be subject to the Personal Investment Transactions Policy.

Compensation, Consulting Fees And Honorariums

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval, including honorariums for publications, public speaking appearances, instruction courses at educational institutions, and similar activities. You should report the amount of this compensation to the President. You may not retain compensation received for services on Boards of Directors or as officers of corporations where you serve in the course of your employment activities with the Firm. You should direct any questions concerning the permissible retention of compensation to the President.

Participation In Public Affairs

The Firm encourages its employees to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, or you wish to accept an appointive office, or you run for elective office, you should contact the Personal Securities Administrator who will coordinate the necessary approvals. Two approvals are required: (i) approval from the head of your Department or your supervisor if you are head of your Department and (ii) approval from the President. You must campaign for an office on your own time, and you may not use Firm property or services for such purposes without proper reimbursement to the Firm.

In all cases, employees participating in political activities do so as individuals and not as representatives of the Firm. To prevent any interpretation of sponsorship or endorsement by the Firm, you should not use either the Firm’s name or its address in material you mail or funds you collect, and the Firm should not be identified in any advertisements or literature, except as necessary biographical information.

45

Outside Activities

Serving As Treasurer Of Clubs, Churches, Lodges

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or the Firm’s funds.

46

Political Activities & Contributions

Political Activities & Contributions

Introduction

In the U.S., both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, the Firm has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

This policy regarding activities and political contributions applies to the Firm and all employees. Failure to comply with these rules could result in civil or criminal penalties for the Firm and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

Overview

The following summarizes the key elements of the Policy on Political Activities and Contributions. You are responsible for being familiar and complying with the complete policy that follows this summary.

If you have any questions about political contributions or activities, contact the General Counsel.

•	Neither the Firm nor anyone working on behalf of the Firm may solicit or make a political contribution for the purpose of assisting the Firm in obtaining or retaining business.

•

Use of the Firm’s facilities for political purposes is only authorized for activities allowed by law and consistent with this policy. For more information, see the Rules for Political Activities on Firm Premises and Using Firm Resources.

•	Contributions by the Firm - Federal law prohibits political contributions by the Firm (or in TCW’s name) in support of candidates for federal office. While

47

Political Activities & Contributions

some states do allow such contributions, legal restrictions on corporate donations to state and local candidates apply, so any Firm contributions must be approved by the General Counsel.

•

Contributions by Employees - Employees are free to give to candidates for federal, state and local office as a matter of personal choice. However, you must obtain preclearance from the General Counsel for any contributions to state and local political officials or candidates if, to your knowledge, they serve, or are seeking a position, on the governing Board of any Firm client or potential client.

•

Support of Candidates, Initiatives, and Special Purpose Organizations Hostile to Defined Benefit Plans - The Firm considers the support of candidates, initiatives, or special purpose political action organizations that threaten or otherwise jeopardize the future of employer-sponsored or union-sponsored defined benefit plans that are intended to provide security to their members often to be against the interest of our client base. As such,

•	the Firm will not sponsor or contribute to such candidates, initiatives or special purpose political action organizations, and

•	employees of the Firm are urged to not sponsor or contribute to such candidates, initiatives, or special purpose political action organizations.

•

Use of the Firm’s name (even in biographical or professional descriptors) is prohibited in connection with explicit political activities of individuals unless required by law or permission has been granted by the General Counsel.

•	Political contributions to U.S. candidates by persons who are not U.S. citizens or permanent resident aliens (“foreign nationals”) or by foreign businesses are prohibited by law.

•	Each individual is responsible for remaining within federal, state, and local contribution limits on political contributions and adhering to applicable contribution reporting requirements.

•	Use of the Firm’s address on political contributions should be avoided unless required by law.

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Political Activities & Contributions

•	There are additional limits for residents of New Jersey and persons who negotiate contracts with State of Connecticut officials that are discussed under the “Rules for Individuals” section below.

Policy On Political Activities And Contributions

General Rules

POLITICAL CONTRIBUTIONS TO OBTAIN OR RETAIN BUSINESS

All persons are prohibited from making or soliciting political contributions where the purpose is to assist the Firm in obtaining or retaining business.

SOLICITATIONS OF TCW EMPLOYEES ON BEHALF OF FEDERAL, STATE, OR LOCAL CANDIDATES OR COMMITTEES

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

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Political Activities & Contributions

CONTRIBUTIONS AND SOLICITATIONS

Solicitations/invitations of Firm personnel

All employees must comply with the following procedure when soliciting political contributions to candidates, party committees or political committees. Solicitations or invitations to fundraisers must:

•	originate from the individual’s home address,

•	make clear that the solicitation is not sponsored by the Firm, and

•	make clear that the contribution is voluntary on the part of the person being solicited.

General Prohibitions

All employees are prohibited from:

•	making political solicitations under the auspices of the Firm, unless authorized by the General Counsel. Use of Firm letterhead is prohibited,

•	causing the Firm to incur additional expenses by using its resources for political solicitations, such as postage,

•	reimbursing others for political contributions,

•

using the Firm’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the General Counsel, and

•	doing indirectly or through another person anything prohibited by these policies and procedures.

POLITICAL CONTRIBUTIONS AND ACTIVITIES BY FOREIGN NATIONALS

Foreign nationals and non-permanent resident aliens are prohibited by law from:

•	making contributions, donations, expenditures, or disbursements (either directly or indirectly) in connection with any federal, state, or local elections,

•	contributing or donating to federal, state or local political party committees, and

•	making disbursements for federal, state, or local electioneering communications.

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Political Activities & Contributions

Rules for Individuals

Responsibility For Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals and political committees. Knowing and remaining within those limits are your responsibility. In some jurisdictions, contribution limits apply to the aggregate of all of your contributions within the jurisdiction.

STATE AND LOCAL ELECTIONS

You must obtain preclearance for any proposed contributions to state and local political officials if, to your knowledge, those individuals now serve, or are seeking a position on, the governing Board of a client of the Firm.

SPECIAL RULE FOR CONNECTICUT

Directors, officers, and those managerial or discretionary employees of the Firm who have direct, extensive, and substantive responsibilities with respect to the negotiation of contracts with the State of Connecticut or an agency thereof may not make political contributions to or solicitations for:

•

candidates for the offices of Governor, Lieutenant Governor, Attorney General, State Controller, Secretary of State, State Treasurer, State Senator, State Representative, or any exploratory committee for candidates for these offices, and

•	any state party or committee (e.g. Democratic or Republican State Committees); contributions or solicitations for local offices or local subdivisions are not covered by this prohibition.

For purposes for the Connecticut prohibitions, “solicitations” means requesting contributions, participating in fundraising, serving as a chair of a committee, or serving on a fund raising committee.

SPECIAL RULE FOR NEW JERSEY

Officers of the Firm (and third-party solicitors) may not:

•	make political contributions to New Jersey state or local officials, employees, or candidates for office, or

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Political Activities & Contributions

•	engage in any payment to a political party in New Jersey.

The New Jersey restrictions apply to New Jersey state and local elections, New Jersey state and local officeholders (and candidates for office), and political parties and committees of any kind and at any level in New Jersey. They do not apply with regard to candidates for federal office.

These rules prohibit (i) making or soliciting any monetary or “in-kind” contributions, (ii) funding, coordinating or reimbursing a contribution by someone else, (iii) participating in fundraising activity, and (iv) engaging in any other activity that is designed indirectly (including through the employee’s spouse or other family members) to accomplish otherwise prohibited political activity. Officers may not instruct, direct, or influence non-officers to participate in these activities on their behalf.

The only exceptions are that employees may make contributions to:

•	New Jersey state and local officials (and candidates for office), for whom such TCW employees are eligible to vote, in an amount not to exceed $250 per New Jersey official per election, or

•	New Jersey political parties in an amount not to exceed $250 per party per year.

If you feel you fall outside the ambit of the law and would like an exemption, you may seek an exemption from the President or the General Counsel. Exemption requests should be in writing and should detail the reasons for the exemption. The President and General Counsel should forward the written request and written exemption to the Personal Securities Administrator.

Political Activities on Firm Premises and Using Firm Resources

Federal, State, And Local Elections

All employees are prohibited from:

•

causing TCW to incur additional expenses by using Firm resources for political activities, including expenditures such as the use of photocopier paper for political flyers, or Firm-provided refreshments at a political event. (some exceptions to this ban may apply; see On Premises Activities Relating to Federal Elections below), and

52

Political Activities & Contributions

•

directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities.

On Premises Activities Relating To Federal Elections

Federal law and Firm policy allow individuals to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate. Such activities are permitted if and only if:

•	the political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month),

•	the activities do not prevent the individual from completing normal work and do not interfere with the Firm’s normal activity,

•	the activities do not raise the overhead of the Firm (e.g., using firm facilities that result in long distance phone charges, facsimile charges, postage or delivery charges, etc.), and

•

the activities do not involve services performed by other employees (secretaries, assistants, or other subordinates) unless the other employees are voluntarily engaging in the political activities in question.

Volunteers Who Are Of Subordinate Rank

Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

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Political Activities & Contributions

On Premises Activities Relating To State And Local Elections

The laws and limitations on corporate political contributions and activities vary significantly from state to state. In general, the guidelines and policies set forth above for activities related to federal elections should be followed. If you have questions, contact the General Counsel.

Rules for TCW

Federal Elections

The Firm is prohibited from:

•	making or facilitating contributions to federal candidates from corporate treasury funds,

•

making or facilitating contributions or donations to federal political party committees and making donations to state and local political party committees if the committees use the funds for federal election activities,

•	using corporate facilities, resources, or employees for federal political activities other than for making corporate communications to its officers, directors, stockholders, and their families, and

•	making partisan communications to its “rank and file” employees or to the public at large.

Contributions To State And Local Candidates And Committees

The laws and limitations on corporate political contributions and activities vary significantly from state to state. All Firm employees must obtain preclearance from the General Counsel prior to:

•	using the Firm’s funds for any political contributions to state or local candidates, or

•	making any political contribution in the Firm’s name.

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Other Employee Conduct

Other Employee Conduct

Personal Financial Responsibility

Properly managing you personal finances is important, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust.

Personal Loans

You are not permitted to borrow from clients or from providers of goods or services with whom the Firm deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage Of A Business Opportunity That Rightfully Belongs To The Firm

Employees must not take for their own advantage a business opportunity that rightfully belongs to the Firm. Whenever the Firm has been actively soliciting a business opportunity, or the opportunity has been offered to it, or the Firm’s funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to the Firm and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•	selling information to which an employee has access because of his/her position,

•	acquiring any real or personal property interest or right when the Firm is known to be interested in the property in question,

•	receiving a commission or fee on a transaction that would otherwise accrue to the Firm, and

•	diverting business or personnel from the Firm.

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Other Employee Conduct

Disclosure Of A Direct Or Indirect Interest In A Transaction

If you or any family member have any interest in a transaction (whether the transaction is on behalf of a client or on behalf of the Firm), that interest must be disclosed to the General Counsel or Chief Compliance Officer. Disclosure will allow assessment of potential conflicts of interest and how they should be addressed. You do not need to report any interest that is otherwise reported in accordance with the Personal Investment Transactions Policy. For example, conducting business with a vendor or service provider who is related to you or your family, or with a vendor or service provider for which a parent, spouse, or child is an officer should be disclosed.

Corporate Property Or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to the Firm, unless approved by the President. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes also are prohibited. This includes the use of inside counsel for personal legal advice absent approval from the General Counsel or use of outside counsel for personal legal advice at the Firm’s expense.

Use Of TCW Stationery

Using official corporate stationery for either personal correspondence or other non-job-related purposes is inappropriate.

Giving Advice To Clients

The Firm cannot practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the General Counsel. You also should avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, with the exception of situations that may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

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Confidentiality

Confidentiality

All information relating to past, current, and prospective clients is highly confidential and is not to be discussed with anyone outside the organization under any circumstance. One of the most sensitive and difficult areas in the Firm’s daily business activities involves information regarding investment plans or programs and possible or actual securities transactions by the Firm. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement.

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Exemptive Relief

Exemptive Relief

The Personal Securities Administrator will coordinate obtaining the approval of the Approving Officers. The Approving Officers will review and consider any proper request of an Access Person for relief or exemption from any remedy, restriction, limitation or procedure contained in this Code of Ethics that is claimed to cause a hardship for such an Access Person or that may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis determined by the Approving Officers. The Approving Officers also may grant exemption from Access Person status to any person or class of persons it determines does not warrant such status. Under appropriate circumstances, the Approving Officers may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for clients, where the personal transaction would be very unlikely to affect a highly institutional market, where the Firm officer or employee is not in possession of inside information, or for other reasons sufficient to satisfy the Approving Officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. The Approving Officers shall meet on an ad hoc basis, as deemed necessary upon written request by an Access Person, stating the basis for his or her request for relief. The Approving Officers’ decision is solely at their discretion.

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Sanctions

Sanctions

Upon discovering a violation of this Code of Ethics, the Firm may impose such sanctions it deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

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Reporting Illegal Or Suspicious Activity –

“Whistleblower Policy”

Reporting Illegal Or Suspicious Activity – “Whistleblower Policy”

Policy

The Firm is committed to high ethical standards and compliance with the law in all of its operations. The Firm believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. The Firm’s policy is to create an environment in which its employees can report these issues in good faith without fear of reprisal.

The Firm’s practice is that all employees report illegal activity or activities that are not in compliance with the Firm’s formal written policies and procedures, including our Code of Ethics, to assist the Firm in detecting and putting an end to fraud and unlawful conduct. To that end, the Whistleblower procedures below have been adopted. Consistent with the policies of Société Générale, the reports under the Whistleblower procedures will not be anonymous, but these reports by a reporting employee will be held confidentially by the Firm except in extraordinary and limited circumstances.

The Firm expects the exercise of the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

Procedure

In most cases, an employee should be able to resolve issues or concerns with his or her manager or, if appropriate, other line management senior to their manager. However, instances may occur when this recourse fails or you have legitimate reasons to choose not to notify management. Examples include, but are not limited to, circumstances in which the report involves your manager or the manager fails to respond. In such cases, the Firm has established a system for employees to report illegal activities or non-compliance with the Firm’s formal written policies and procedures.

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Reporting Illegal Or Suspicious Activity –

“Whistleblower Policy”

An employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail. The employee making the report must identify himself or herself. The employee also should clearly identify that the report is being made pursuant to this Reporting of Illegal or Suspicious Activity Policy and in a context commensurate with the fact that the Reporting of Illegal or Suspicious Activity Policy is being invoked (e.g., not in a casual conversation in a lunch room). The report should be made to the following parties, in the order shown:

•	The Chief Compliance Officer, unless it would not be appropriate or that officer fails to respond, or

•	The Secretary General of Société Générale Group (e-mail: alert.alert@socgen.com, as a last resort, particularly if the cause of the initial report persists.

The Chief Compliance Officer and General Counsel will consult about the investigation as required. Depending on the nature of the matters covered by the report, an officer or manager may conduct the investigation, or it may be conducted by the Chief Compliance Officer, the General Counsel or by an external party.

The investigation will be conducted diligently by any appropriate action.

The Firm understands the importance of maintaining confidentiality of the reporting employee to make the Whistleblower right effective. Therefore, the identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation determined by the Chief Compliance Officer or the General Counsel. Any disclosure shall be limited to the minimum required. The employee making the report will be advised if confidentiality cannot be maintained.

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Reporting Illegal Or Suspicious Activity –

“Whistleblower Policy”

The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

The Chief Compliance Officer or General Counsel will report to TCW’s Board of Directors concerning the findings of any investigation they determine involved a significant non-compliance issue.

Note that submitting a report that is known to be false is a violation of this Reporting of Illegal or Suspicious Activity Policy.

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Annual Compliance Certification

Annual Compliance Certification

The Firm will require all Access Persons and Firm directors to certify annually that (i) they have read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code of Ethics, and (ii) they are in compliance with the requirements of this Code of Ethics, including, but not limited to, the personal investment transactions policies contained in this Code of Ethics.

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Glossary

Glossary

A

Access Persons - Includes all of the Firm’s directors, officers, and employees, except directors who (i) do not devote substantially all working time to the activities of the Firm, and (ii) do not have access to information about the day-to-day investment activities of the Firm. A consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties, and access to Firm information.

Account - A separate account and/or a commingled fund (e.g., limited partnership, trust, mutual fund, REIT, and CBO/CDO/CLO).

Approving Officers - One of the President or the Chief Executive Officer, and one of the General Counsel or the Chief Compliance Officer.

Auto-Trades - Pre-instructed transactions that occur automatically following the instruction, such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

B

BNY Mellon - The Bank of New York Mellon, the entity to which the Firm has outsourced client accounting and related operations for Accounts other than the Firm’s proprietary mutual funds and wrap accounts.

C

CBO - Collateralized bond obligation.

CDO - Collateralized debt obligation. A security backed by a pool of bonds, loans, and other assets.

Chinese Walls or Informational Barriers - The conscientious use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group, or department.

CLO - Collateralized loan obligation.

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Glossary

Code of Ethics - This Code of Ethics.

E

Entertainment - Generally means the attendance by you and your guests at a meal, sporting event, theater production, or comparable event where the expenses are paid by a business relation who invited you, and also might include payment of travel to, or accommodation expenses at, a conference or an out-of-town event.

ETF - Exchange Traded Fund. A fund that tracks an index but can be traded like a stock.

Exchange Act - Securities Exchange Act of 1934, as amended.

Exempt Securities - Only the Securities (or Securities obtained in transactions) described in the subsection Securities or Transactions Exempt From Personal Investment Transactions Policy.

F

FINRA - Financial Industry Regulatory Authority, created through the consolidation of NASD and the member regulation, enforcement, and arbitration functions of the NYSE.

Firm or TCW - The TCW Group of companies.

G

Gift - Anything of value received without paying its reasonable fair value (e.g., favors, money, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses). If something falls within the definition of Entertainment, it does not fall within the category of Gifts.

I

IPO - Initial public offering. An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

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Glossary

Inside information - Material, non-public information.

Investment Personnel - Includes (i) any portfolio manager or securities analyst or securities trader who provides information or advice to a portfolio manager or who helps execute a portfolio manager’s decision, and (ii) a member of the Investment Control Department.

IRA - Individual Retirement Account.

L

Limited Offering - An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

LM Information Report - Report required for reporting gifts or entertainment to labor unions or union officials.

M

Material Information - Information that a reasonable investor would consider important in making an investment decision. Generally, this is information the disclosure of which could reasonably be expected to have an effect on the price of a company’s securities.

N

Non-Discretionary Accounts - Accounts for which the individual does not directly or indirectly make or influence the investment decisions.

O

Outside Fiduciary Accounts - Certain fiduciary accounts outside of the Firm for which an individual has received the Firm’s approval to act as fiduciary and that the Firm has determined qualify to be treated as Outside Fiduciary Accounts under this Code of Ethics.

P

PTAF - Personal Transaction Authorization Form that can be found at http://tcw.starcompliance.com.

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Glossary

Private Placements - An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

R

REIT - Real estate investment trust.

Registered Person - Any person having a securities license (e.g., Series 6, 7, 24, etc.) with TFD.

Restricted Securities List - A list of the securities for which the Firm is generally limited firm-wide from engaging in transactions.

Roundtrip Trade - Any purchase followed by a redemption in any single TCW Fund.

S

SEC - Securities and Exchange Commission.

Securities - Includes any interest or instrument commonly known as a security, including stocks, bonds, ETFs, shares of mutual funds, and other investment companies (including money market funds and their equivalents), options, warrants, financial commodities, other derivative products and interests in privately placed offerings and limited partnerships, including hedge funds.

Securities Act - Securities Act of 1933, as amended.

T

TAMCO - TCW Asset Management Company, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TCW 401(k) Plan - TCW Profit Sharing and Savings Plan.

TCW Account - Includes (i) an account maintained at the Firm through the Private Client Services Department, or (ii) an account maintained directly with the TCW Funds’ transfer agent, and (iii) in the case of an IRA, through an IRA established through the Private Client Services Department where BNY Mellon is the custodian.

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Glossary

TCW Advisor - Includes TAMCO, TIMCO, TCW Advisors, Inc., TCW/Crescent Mezzanine, LLC, and any other U.S. federally registered advisors directly or indirectly controlled by The TCW Group, Inc.

TFD - TCW Funds Distributors (formerly, TCW Brokerage Services), a limited-purpose broker-dealer.

TCW Funds - TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by TIMCO.

TIMCO - TCW Investment Management Company, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TSI - TCW Strategic Income Fund, Inc., and any other proprietary, registered, closed-end investment companies advised by TIMCO.

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Endnotes

Endnotes

[1]

The outside directors of The TCW Group, Inc. are not deemed to be Access Persons because they (i) are not a “Supervised Person” as defined in Section 202(a)(25) of the Investment Advisers Act of 1940, (ii) do not have access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, and (iii) are not involved in making securities recommendations to clients, or who have access to such recommendations that are non-public.

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